Exhibit 10.5

FWD Senior Executive Options Plan

Plan Rules

adopted by

FWD Group Holdings Limited

with effect on _____________________

WARNING: The contents of this Plan and the documents referred to in it have not been reviewed by any regulatory authority in Hong Kong and the United States. You are advised to exercise caution in relation to the offer of Options. If you are in any doubt about any of the contents of this Plan, you should obtain independent professional advice.

This Plan does not constitute an offer or invitation to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “Companies Ordinance”) or the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), and it is made on terms that only the qualifying person (as defined in the Companies Ordinance) to whom this invitation has been addressed is eligible to apply. Options offered in relation to the Plan may not be offered or sold in Hong Kong by means of any document, except in circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance or which do not constitute an offer to the public within the meaning of that Ordinance.

No person may issue or possess for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to Options offered in relation to the Plan, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Options which are or are intended to be disposed of only to persons outside Hong Kong.

Contents

Clause Number	Heading	Page

1.	Definitions and Interpretation	1

2.	Purpose of the Plan	5

3.	Conditions applicable to the granting, acceptance, Vesting, exercise and Delivery of Awards	5

4.	Duration and Termination	5

5.	Administration and disputes	6

6.	Grant of Awards	7

7.	Acceptance of an Award	8

8.	Rights of Award Holders	8

9.	Transfer of Awards	8

10.	Vesting or Lapse of Awards	8

11.	Exercise Price	10

12.	Exercise of Award	10

13.	Delivery of Shares	10

14.	Maximum number of Shares available for subscription	11

15.	Malus and Clawback	12

16.	Corporate Events	12

17.	Reorganisation of Capital Structure	13

18.	Amendment to these Plan Rules and Awards granted	13

19.	Cancellation and exchange of Awards	14

20.	Miscellaneous	14

-i-

1.	Definitions and Interpretation

1.1	Definitions: In these Plan Rules, unless the context otherwise requires, the following expressions have the following meanings:

Acceptance Period	the period to be set out in the Grant Letter during which the grant of Awards will be open for acceptance by the Participant and this period cannot be longer than 10 Business Days from the date of the Grant Letter;

American Depository Receipt or ADR	the physical certificate evidencing ownership in ADSs, issued by the Depositary and listed on the Stock Exchange;

American Depository Shares or ADS	an equity right representing one or more Shares of the Company, or a fraction of a Share of the Company, held on deposit by the Custodian, which carries the corporate and economic rights of the Shares subject to the terms specified in the American Depository Receipt;

Articles	the memorandum and articles of association of the Company as amended from time to time;

Auditors	the auditors of the Company from time to time;

Authorized Committee	the compensation committee (or any other duly authorized and constituted committee) of the Board acting in accordance with the authority delegated to it by the Board;

Award	an award granted under this Plan in the form of Options;

Award Holder	any Participant who accepts the grant of any Award in accordance with these Plan Rules and a Grant Letter or (where the context so permits) his Personal Representative(s);

Board	the board of directors of the Company (or its Authorized Committee, unless otherwise specified);

Business Day	any day on which the Stock Exchange is open for the business of dealing in securities;

Cash Payment

an amount in cash to be paid to an Award Holder in satisfaction of an Award upon its exercise, which shall be determined by the Company in accordance with the formula set out below:

Cash Payment = A x B

where A is the number of Shares to be Delivered and B is the Market Value of a Share on the relevant Vesting Date and the Company's determination of the amount of the Cash Payment shall, in the absence of fraud or manifest error, be binding on the Company and the relevant Award Holder;

Company	PCGI Intermediate Holdings Limited, to be renamed as FWD Group Holdings Limited prior to the Listing;

Companies Act	the Companies Act, Cap 22 (Law 3 of 1961) of the Cayman Islands, as amended and restated from time to time;

Custodian	the bank appointed to hold any ADSs on deposit upon or after the Listing;

Delivery	the Shares being allotted and issued to the Award Holder pursuant to the exercise of an Award, and “Deliver”, and “Delivered” shall be construed accordingly;

Depository	the United States bank appointed by the Company to issue any American Depositary Receipts upon or after the Listing;

Eligible Person	an employee, consultant or director employed or engaged by an Employer, whether or not the contract of employment or service is written or oral and comprised in one or more documents and whether full time or part time (except an employee, consultant or director who has submitted his notice of resignation or termination to his Employer or whose contract of employment or service has been terminated (summarily dismissed or otherwise) by his Employer);

Employer	in relation to an Eligible Person, means the member of the Group which employs or engages him;

Exercise Date	has the meaning given to it in Clause 12.3;

Exercise Period	in respect of any Award, the period determined by the Board and notified to the Participant in the Grant Letter or the period as may be shortened pursuant to the rules of this Plan, which shall be no longer than 10 years from the Grant Date;

Exercise Price	the price per Share at which an Award Holder may acquire Shares upon the exercise of an Award;

Grant Date	the date of grant specified in the Grant Letter;

Grant Letter	a letter of grant substantially in such form as approved by the Board from the Company to a Participant setting out the terms and conditions of the grant of an Award in accordance with Clause 6.2;

Group	the Company and its subsidiaries;

Hong Kong	the Hong Kong Special Administrative Region of the People’s Republic of China;

Listing	the initial public offering and listing of the Shares on the Stock Exchange;

Listing Date	the date on which the Shares are first listed and from which dealings in the Shares are permitted to take place on the Stock Exchange;

Listing Rules	the Rules Governing the Listing of Securities on the Stock Exchange, as amended or supplemented from time to time;

Mandate Limit	the total number of Shares in respect of which Awards may be granted pursuant to this Plan from time to time pursuant to Clause 14.1, as may be refreshed pursuant to Clause 14.2;

Market Value	in relation to a Share on any day, (a) if listed on any established securities exchange or national market system or quoted or traded on any automated quotation system, the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Board deems reliable, (b) if not listed on an established securities exchange, national market system or automated quotation system, but regularly quoted by a recognized securities dealer, the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Board deems reliable, or (c) if neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, a value established by the Board in its discretion;

Mr. Li	Mr. Richard Tzar Kai Li;

Option	a contingent right to subscribe for Share(s) following Vesting, granted pursuant to and in accordance with the terms and conditions of these Plan Rules and the Grant Letter;

Participant	any Eligible Person who receives a grant of an Award pursuant to Clause 6.2;

PCG	Pacific Century Group, an Asia-based private investment group ultimately wholly owned by Mr. Li;

PCG Group	PCG and its subsidiaries, excluding for these purposes, the Group;

Personal Representative	the person or persons who, according to the laws of succession applicable in respect of the death of an individual, is or are entitled to deal with the property of that individual;

Plan	this FWD Senior Executive Options Plan, as amended from time to time;

Plan Period	has the meaning given to it in Clause 4.3;

Plan Rules	these rules of the Plan, as amended from time to time;

Share	a fully paid Class A ordinary share of the Company, or if applicable, the number or fraction of ADS representing a Class A ordinary share;

Shareholder(s)	the holder(s) of Shares and any other issued shares of the Company (as applicable);

Stock Exchange	a U.S. national securities exchange (i.e., NYSE and NASDAQ) or any other established stock exchange;

subsidiary	has the meaning ascribed to it in the Listing Rules;

Vesting	the Award Holder becoming entitled to exercise the Options to subscribe for or acquire the Shares underlying the Awards, and “Vest”, “Vested”, “Unvested” will be construed accordingly;

Vesting Date(s)	has the meaning given to it in Clause 10.1; and

Vesting Determination Notice	has the meaning given to it in Clause 10.4.

1.2	Construction of Reference: In these Plan Rules:

(a)	a reference to any ordinance, statute, statutory provision, rule or regulation includes a reference to the same as it may have been, or may from time to time be, amended, modified, re-enacted or replaced and includes any order, regulation, instrument, other subordinate legislation, guidance or practice note under the relevant ordinance, statute, provision, rule or regulation;

(b)	a reference to any document (including these Plan Rules) includes a reference to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(c)	a reference to a person includes any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality); and

(d)	a reference to a Clause will be to a clause in these Plan Rules unless the context requires otherwise.

1.3	Interpretation: In these Plan Rules:

(a)	headings are inserted for convenience only and do not affect the construction of these Plan Rules;

(b)	words importing the singular include the plural and vice versa;

(c)	words importing a gender include every gender; and

(d)	the rule known as the ejusdem generis rule will not apply and, accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation.

2.	Purpose of the Plan

2.1	Purpose of the Plan: The purpose of the Plan is to:

(a)	provide the Company with a flexible means to retain, incentivize, reward, remunerate and/or compensate its Eligible Persons who are senior executives (Grade 13 and above); and

(b)	drive the performance and growth of the Group’s business by providing such Eligible Persons with the opportunity to acquire equity interests in the Company.

2.2	Discretion of the Board: This Plan may be (but is not obliged to be) used by the Company, at the discretion of the Board and according to the terms of these Plan Rules, in conjunction with any cash-based compensation, incentive compensation or bonus plan.

2.3	Additional Criteria: For the avoidance of doubt, the Board shall have the sole and absolute discretion to determine if any additional criteria shall apply in respect of eligibility to participate in the Plan.

3.	Conditions applicable to the granting, acceptance, Vesting, exercise and Delivery of Awards

To the extent any applicable law, rule or regulation (including the Listing Rules and any registration requirements) or any internal guideline or code of corporate governance of the Company requires the compliance with or satisfaction of any practice, requirement, condition, approval or obligation in respect of the grant or acceptance or Vesting or exercise of such Award or Delivery of such Shares will be subject to full compliance with or satisfaction of all such practices, requirements, conditions, approvals or obligations irrespective of whether they are set out in the Grant Letter or these Plan Rules. In addition to the terms and conditions provided herein, the Company may require that a Participant make such reasonable covenants, agreements and representations as the Company, in its sole discretion, deems advisable in order to comply with applicable law.

4.	Duration and Termination

4.1	Effective Date: This Plan shall take effect subject to:

(a)	the passing of resolutions by the Board (and the Shareholders, to the extent necessary under applicable law) to approve and adopt this Plan and to authorize the Board to grant Awards pursuant to this Plan and to allot and issue Shares pursuant to the exercise of any Awards;

(b)	the Stock Exchange granting the approval of the listing of, and permission to deal in, the Shares to be allotted and issued pursuant to the exercise of any Awards, if applicable; and

(c)	the commencement of trading of the Shares on the Stock Exchange.

4.2	Automatic Termination: If any of the conditions set out in Clause 4.1 above are not satisfied on or before 31 December 2022, this Plan shall terminate immediately and any Awards granted or agreed to be granted pursuant to this Plan shall be of no effect and no person shall be entitled to any rights or benefits or be under any obligations under or in respect of this Plan.

4.3	Plan Duration: This Plan shall be valid and effective for the period commencing upon the satisfaction of all of the conditions in Clause 4.1 and expiring on the tenth (10th) anniversary thereof or such earlier date as the Plan is terminated at any time by the Company or the Board for any reason (the “Plan Period”). After the Plan Period, the Company cannot grant new Awards.

4.4	Validity Period: After the Plan Period, for so long as there are Unvested or partly Vested Awards, these Plan Rules will remain in full force and effect for the purpose of giving effect to the Vesting of such Award (and Delivery of the relevant Shares) or otherwise as may be required in accordance with these Plan Rules.

5.	Administration and disputes

5.1	Administration: This Plan will be administered by the Board. The Board shall have the power, at its discretion and based on such factors and circumstances as it considers relevant and appropriate, to make, vary or rescind guidelines, rules or regulations for the administration of this Plan provided such guidelines, rules and regulations are consistent with these Plan Rules and applicable laws, rules and regulations (including the Listing Rules).

5.2	Delegation: The Board may delegate part or all of its powers under the Plan to the Authorized Committee. In the case of a delegation of powers, the Board may retain full authority to exercise all the rights and obligations of the Authorized Committee under the Plan at any time whatsoever, or to delegate them to another committee constituted by the Board.

5.3	Disputes: The decision of the Board on the interpretation of these Plan Rules or any other terms and conditions relating to this Plan or an Award or whether a circumstance exists which may affect the treatment of any Award or Award Holder under this Plan will be final, conclusive and binding (in the absence of manifest error) on all parties.

5.4	Powers of the Board: Subject to all applicable laws, rules and regulations or any internal guidelines or code of corporate governance from time to time in force and the terms of these Plan Rules, the Board has the power, at its discretion and based on such factors and circumstances as it considers relevant and appropriate, to:

(a)	grant Award(s) to Eligible Person(s) whom it selects;

(b)	determine when any Award will be granted;

(c)	determine the terms and conditions of each Award as set out under Clause 6.2;

(d)	determine the number of Shares underlying each Award;

(e)	determine whether the terms and conditions of each Award (including but not limited to the terms and conditions for Vesting) have been satisfied and the number of Shares to be Delivered to an Award Holder pursuant to the exercise of each Award;

(f)	determine all other matters in connection with the grant of each Award;

(g)	amend or change the provisions of the Plan Rules under Clause 18.1 or (subject to the written consent of the Award Holder to the extent the consent of the Award Holder is required pursuant to Clause 18.5) any Grant Letters under Clause 18.5 or terminate these Plan Rules under Clause 4.3;

(h)	exercise any powers to determine whether any Award has lapsed pursuant to Clause 10.5;

(i)	elect that the exercised portion of an Award shall be settled by Cash Payment in lieu of the Delivery of the relevant Shares to the Award Holder pursuant to Clause 13.4;

(j)	make any adjustment of the outstanding Awards in the event of a consolidation or subdivision of Shares in the Company whilst any Award remains outstanding;

(k)	take any other action in order to operate and administer the Plan in accordance with the terms of these Plan Rules and any applicable law, rule or regulation or any internal guideline or code of corporate governance; and

(l)	make all other decisions and determinations as may be required under the terms of these Plan Rules or as the Board may deem necessary or advisable for the administration of this Plan.

5.5	No liability of members of the Board: Each member of the Board shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any employee, officer, consultant or agent of any member of the Group, or professional advisers retained by any member of the Group in relation to this Plan or these Plan Rules. No member of the Board, nor any employee, officer, consultant, agent or professional adviser acting on behalf of, or according to the direction of, the Board, shall be personally liable for any action, determination or interpretation taken or made with respect to this Plan or these Plan Rules.

5.6	Appointment of an Administrator: The Board may, to the extent permitted by applicable law, appoint a third party administrator to assist with the administration and other matters related to this Plan.

6.	Grant of Awards

6.1	Grant of Awards: Subject to the terms of these Plan Rules and all applicable laws, rules and regulations, the Board can during the Plan Period grant Awards to the relevant Eligible Persons.

6.2	Grant Letter: The Board will grant Awards by Grant Letters. Subject to Clause 5.4, each Grant Letter will specify:

(a)	the name of the Participant;

(b)	the Grant Date;

(c)	the Vesting Date(s);

(d)	any condition(s) to Vesting;

(e)	the number of Shares underlying the Award;

(f)	the Acceptance Period;

(g)	the Exercise Price;

(h)	the Exercise Period; and

(i)	such other terms and conditions to which the Award will be subject.

The Grant Letter will contain provisions requiring the Participant to: (i) undertake to hold the Award on the terms and conditions on which it is granted pursuant to the Grant Letter; and (ii) agree to be bound by these Plan Rules.

6.3	Timing: No grant of Award shall be made to, nor shall any grant of Award be capable of acceptance by, any Award Holder at a time when the Company and/or the Award Holder would or might be prohibited from dealing in the Shares by the Listing Rules or by any other applicable laws, regulations or rules (including internal rules and policies).

7.	Acceptance of an Award

7.1	Acceptance: An Award will be open for acceptance by the Participant during the Acceptance Period. Only the Participant can accept an Award and no other person, including his Personal Representative(s), can accept it on his behalf, unless otherwise agreed by the Board.

7.2	Manner of Acceptance: A Participant accepts an Award by signing a duplicate copy of the Grant Letter and returning it to the Company by no later than the last day of the Acceptance Period.

7.3	Failure to Accept: If an Award is not accepted in the manner set out in Clause 7.2, the entire Award will be deemed to have been irrevocably declined and will automatically lapse. In addition, an Award subject to acceptance will immediately and automatically lapse if, during the Acceptance Period, the Participant gives or receives notice to terminate his employment or service so as to cease to be an Eligible Person.

8.	Rights of Award Holders

An Award Holder cannot vote or receive dividends and does not have any right of a Shareholder in respect of Shares subject to an Award until the Shares are Delivered to the Award Holder.

9.	Transfer of Awards

Save with the prior written consent of the Board, an Award Holder cannot sell, transfer, assign, charge, mortgage, encumber or create any interest in favour of any third party over or otherwise dispose of any of his Award or purport to do any of the foregoing. If an Award Holder does, whether voluntarily or involuntarily, any of the foregoing without the prior written consent of the Board, the Award will immediately and automatically lapse.

10.	Vesting or Lapse of Awards

10.1	Vesting Schedule: Subject to the rest of the provisions in this Clause 10 (and other relevant terms and conditions as set out in these Plan Rules and the Grant Letter), the Award shall Vest in two equal tranches as follows:

(a)	Tranche 1: three years following the Grant Date; and

(b)	Tranche 2: four years following the Grant Date,

each a “Vesting Date”, provided that the Board may at any time in its sole and absolute discretion apply a different vesting schedule in the Grant Letter in respect of an Award and the Board is not required to apply the same terms and conditions to all Awards.

10.2	Satisfaction of Vesting condition(s): Unless otherwise provided in these Plan Rules, an Award (or the relevant part thereof) will not Vest unless and until all applicable conditions to which it is subject have been satisfied (subject to the determination of the number of Shares, if any, to be Delivered to the Award Holder in accordance with the satisfaction of the relevant Vesting conditions as provided in the Grant Letter). An Award may Vest in full or in part, or an Award may not Vest at all, according to the terms and conditions of the Grant Letter.

10.3	Lapse of Awards on expiry or failure to satisfy conditions: In addition to Clause 7.3, Clause 9 and Clause 10.5 and subject to Clause 10.1, an Award will automatically lapse and become null and void on the earlier of:

(a)	the failure to satisfy the Vesting conditions pursuant to Clause 10.2;

(b)	the expiry of the Exercise Period; and

(c)	(whether the Award (or any part of it) has Vested or is Unvested) the Award Holder failing to obtain all necessary consents or make all necessary registrations referred to in Clause 20.8 within 20 Business Days after the date of any notice by the Board to the Award Holder requesting proof that such consents and registrations have been obtained or made in accordance with Clause 20.8.

10.4	Vesting Determination Notice: Within one month of the relevant Vesting Date, the Board may (but is not obliged to) provide a notice to the Award Holder confirming the number of Options (if any) that have Vested and may be exercised pursuant to and in accordance with the terms and conditions of the Grant Letter and these Plan Rules (the “Vesting Determination Notice”).

10.5	Treatment of Awards on the occurrence of certain events

(a)	Cessation of employment or service of an Award Holder due to death, ill health, serious injury or disability, or retirement: If the Award Holder gives or receives notice to terminate his employment or service with the Group before an applicable Vesting Date due to ill health, serious injury or disability, or retirement, or ceases to be an Eligible Person due to death, any Unvested portion of the Award shall continue to Vest in accordance with the Vesting Date(s), unless otherwise determined by the Board. The Board may determine whether any changes shall apply to the terms and conditions of any Unvested portion of the Award, and if so, what those changes are.

(b)	Cessation of employment or service of an Award Holder under other circumstances or transfer of employment or service of an Award Holder: If the Award Holder gives or receives notice to terminate his employment or service with the Group before an applicable Vesting Date for any reason other than those specified in Clause 10.5(a) (for the avoidance of doubt, including but not limited to resignation, misconduct, redundancy and any other circumstances), or if the Award Holder was employed or engaged by a member of the Group at the Grant Date but transfers to a member of the PCG Group before an applicable Vesting Date, any Unvested portion of the Award will lapse in its entirety on the date that the Award Holder gives or receives notice to terminate his employment or service with the Group, unless otherwise determined by the Board.

(c)	For the avoidance of doubt, a resolution of the Board to the effect that a person ceases to be an Eligible Person in accordance with Clause 10.5(a) or Clause 10.5(b), as the case may be, will be conclusive and binding on the person.

(d)	References to the Board in this Clause 10.5 excludes any Authorized Committee, unless otherwise directly instructed, authorized or approved by the Board.

11.	Exercise Price

Exercise Price: The Exercise Price shall be determined by the Board in its absolute discretion but in any event shall not be less than the Market Value of the Shares on the Grant Date, which must be a Business Day; provided that, with respect to any Award granted after the effectiveness of the Company’s registration statement relating to its initial public offering and prior to the first date upon which Shares are listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system, the Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the U.S. Securities and Exchange Commission.

12.	Exercise of Award

12.1	Exercise of Award: Any Award (or the relevant part thereof):

(a)	which has Vested;

(b)	in respect of which all conditions (if any) attaching to it have been satisfied; and

(c)	which has not lapsed,

may be exercised by the Award Holder (or as the case may be, his Personal Representatives(s)) at any time during specified months of a year within the Exercise Period, subject to Clause 10 and the restriction in Clause 13.3.

12.2	Manner of exercise: An Award may be exercised in whole or in part. The Award Holder (or, as the case may be, his Personal Representative(s)) must do the following to exercise an Award:

(a)	complete, sign and return to the relevant party (as indicated in the Vesting Determination Notice) an exercise notice in such form as required by the Board (as attached to the Vesting Determination Notice), which will state the Award being exercised, the number of Shares in respect of which it is exercised and the total Exercise Price for those Shares; and

(b)	pay in full the total Exercise Price for the relevant Shares on or before the date of the exercise notice (or such other date as the Board may agree) to such bank account as designated by the Board in the Vesting Determination Notice (or in such other manner as prescribed by the Board).

12.3	Date of exercise: Unless otherwise expressly set out in these Plan Rules, for the purpose of determining the date on or by which an Award is or has been exercised, an Award will be deemed to have been exercised when a duly completed exercise notice complying with the requirements of these Plan Rules have been received by the relevant party (as indicated in the Vesting Determination Notice) and the total Exercise Price for the relevant Shares has been received in the bank account designated by the Board in cleared funds (“Exercise Date”).

13.	Delivery of Shares

13.1	Delivery of Shares: The Shares (if any) will be Delivered at any time up to one month after the Exercise Date, subject to the restriction in Clause 13.3 and the requirement to obtain all necessary consents or file all necessary registrations referred to in Clause 10.3(c) and Clause 20.8.

13.2	ADSs to be Delivered: If ADSs will be Delivered and the number of Shares represented by an ADS is other than on a one-to-one basis, then the number of ADSs to be Delivered to Award Holders may be adjusted and rounded down to the nearest whole number if necessary, provided that no fractional ADSs will be Delivered to Award Holders. The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Award Holder deliver a stock power, endorsed in blank, relating to such Shares.

13.3	Restrictions on Vesting, Exercise and Delivery: No Award may Vest or be exercised and no Shares may be Delivered if such Vesting, exercise or Delivery would, in the opinion of the Board, be in breach of these Plan Rules, any applicable law, rule or regulation (including the Listing Rules) or the terms and conditions of the relevant Award.

13.4	Allotment and Issue: For the purpose of Clause 13.1, the Company may in its sole and absolute discretion:

(a)	allot and issue the relevant number of Shares to the Award Holder credited as fully paid;

(b)	transfer the relevant number of Shares (which consists of treasury Shares or Shares the Company has purchased on the market in accordance with applicable laws and regulations including the Listing Rules) to the Award Holder credited as fully paid; or

(c)	pay or procure the payment of a Cash Payment (and the Company may in its discretion pay or procure the payment of the Cash Payment in Hong Kong dollars or the equivalent in the Award Holder’s local currency (converted on the basis of such exchange rate as the Company may in its discretion determine)).

Notwithstanding the foregoing, if the Company, the administrator, or any Award Holder would or might be prohibited by the Listing Rules or by any other applicable laws, regulations or rules (including any dealing code of the Company) from dealing in the Shares, the date on which the relevant Shares shall be Delivered to the Award Holder shall occur as soon as possible after the date when such dealing is permitted.

13.5	Ranking: Shares to be allotted and issued or transferred (as the case may be) under this Plan will rank pari passu in all respects with the Shares then in issue except for any rights attaching to Shares by reference to a record date before the date of Delivery.

14.	Maximum number of Shares available for subscription

14.1	Mandate Limit: Subject to Clause 14.2, the total number of Shares in respect of Awards which may be granted under this Plan must not exceed 25,000,000 Shares. This Mandate Limit is also subject to adjustment according to Clause 17 below. Unless approved pursuant to Clause 14.2, no Awards may be granted if such grant will result in the Mandate Limit being exceeded. Awards lapsed (or which have been satisfied by a Cash Payment) according to the terms of these Plan Rules will not be counted for the purpose of calculating the Mandate Limit.

14.2	Refreshing a Mandate Limit: A Mandate Limit may be “refreshed” by the Board (excluding any Authorized Committee for the purpose of this Clause 14.2 unless otherwise directly instructed, authorized or approved by the Board) for such number of Shares as the Board considers appropriate and from time to time, subject to Shareholders’ approval (as necessary) in accordance with applicable laws, rules and regulations (including the Listing Rules).

15.	Malus and Clawback

15.1	Reduction of an Award: If circumstances occur which, in the reasonable opinion of the Board, justify a reduction to the Award, the Board may in its discretion at any time before the Award is exercised determine that the number of Shares in respect of which the Award is granted shall be reduced to such number (including to nil) as the Board considers appropriate in the circumstances.

15.2	Clawback of an Award: If circumstances occur which, in the reasonable opinion of the Board, justify a reduction in respect of the Award that has already been exercised, then the Board may in its discretion determine (acting fairly and reasonably) that the Award Holder should repay to the Company (whether by redemption or repurchase of relevant Shares, payment of cash proceeds or deductions from or set offs against any amounts owed to the Award Holder by the Company or any member of the Group) an amount equal to the benefit, calculated on an after-tax basis, that the Award Holder received from such exercise, provided that the Board may, at its discretion, determine that a lesser amount should be repaid. Each Award Holder shall be deemed to undertake, as a condition of participation in the Plan, to do all things necessary to complete the redemption or repurchase of relevant Shares or pay cash in order to comply with this Clause 15 and to expressly authorize deductions from or set offs against any amounts owed to the Award Holder by the Company or any member of the Group.

16.	Corporate Events

16.1	Corporate Events: In the event of:

(a)	a general offer (other than by way of scheme of arrangement pursuant to Clause 16.1(c) below) which is made by any person to acquire all the Shares (other than those already owned by the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror) and such offer becoming or being declared unconditional prior to the commencement or expiry of the Exercise Period of an Award; or

(b)	an offer by way of proposed merger or amalgamation or otherwise (other than by way of scheme of arrangement pursuant to Clause 16.1(c) below) which is made by any person to acquire all the Shares (other than those already owned by the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror) and such offer being accepted by the requisite Shareholder vote or notified to Shareholders by delivery of the final plan of merger (as the case may be) prior to the commencement or expiry of the Exercise Period of an Option; or

(c)	an offer by any person for all the Shares (other than those already owned by the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror) to be effected by way of scheme of arrangement is made and which is approved by the necessary number of Shareholders at the requisite meeting(s) prior to the commencement or expiry of the Exercise Period of an Option; or

(d)	a compromise or arrangement (other than a scheme of arrangement contemplated in Clause 16.1(c)) between the Company and the Shareholders and/or the creditors of the Company pursuant to the Companies Act is proposed for the purposes of or in connection with a plan for the reconstruction of the Company or its amalgamation with any other company or companies prior to the commencement or expiry of the Exercise Period of an Award, the Board shall, subject to Clause 16.3 and prior to the offer becoming or being declared unconditional (i) (in the case of Clause 16.1(b)) prior to the date of Shareholder approval or delivery of the plan of merger to Shareholders (as the case may be) or (ii) or (in the case of Clause 16.1(b) or Clause 16.1(c) prior to the date of the relevant meeting(s), determine in its absolute discretion whether any Award that has not yet been exercised shall be capable of exercise. To the extent that any Award is not exercised (whether the Exercise Period had commenced previously or not), it shall lapse automatically on (in the case of Clause 16.1(a)) the date on which the offer closes; (in the case of Clause 16.1(b)) the date of the Shareholder meeting or delivery of the plan of merger to Shareholders (as the case may be); (in the case of Clause 16.1(c)) the record date for determining entitlements under the scheme of arrangement; and (in the case of Clause 16.1(d)) on the date of the meeting of Shareholders or creditors.

16.2	General Meeting: In the event a notice is given by the Company to the Shareholders to convene a general meeting for the purposes of considering and, if thought fit, approving a resolution to voluntarily wind-up the Company prior to the commencement or expiry of the Exercise Period of an Award, the Award shall (to the extent not already exercisable or exercised) become exercisable in accordance with Clause 16.3. The Company shall give notice thereof to all the Award Holders on the same day as it despatches to the Shareholders the notice convening the meeting and shall set the timetable for exercise. The Company shall as soon as possible and in any event no later than two Business Days immediately prior to the date of the proposed general meeting, procure the allotment and issue or transfer of the relevant number of Shares to the Award Holder which falls to be allotted and issued or transferred on the exercise of such Awards or procure that a Cash Payment be made to the Award Holder. Provided that if the resolution to voluntarily wind-up the Company is approved, any Award that has not been validly exercised shall lapse.

16.3	Accelerated Vesting: The number of Shares in respect of which any Award may be exercised pursuant to Clause 16.1 or Clause 16.2 (if any) and the period during which any such exercise may occur shall be determined by the Board in its absolute discretion by reference to factors which may include (a) the extent to which any conditions to Vesting have been satisfied as at the relevant event and (b) the proportion of the period from the Grant Date to the commencement of the normal Exercise Period that has elapsed as at the relevant event. The balance of any Award that is determined by the Board not to be exercisable shall lapse.

17.	Reorganisation of Capital Structure

In the event of an alteration in the capital structure of the Company by way of a capitalisation of profits or reserves, bonus issue, rights issue, open offer, subdivision or consolidation of Shares or reduction of the share capital of the Company in accordance with applicable laws and the Listing Rules (other than any alteration in the capital structure of the Company as a result of an issue of Shares as consideration in a transaction to which the Company or any of its subsidiaries is a party or in connection with any share option, restricted share or other equity-based incentive plans of the Company) whilst any Award remains unexercised and/or unsatisfied, the Board may adjust the nominal value or number of Shares subject to an Award, the Exercise Price and/or the Mandate Limit as it, in its absolute discretion, thinks fit. In respect of any such adjustments, the Auditors or an independent financial adviser to the Company (as the case may be) must confirm to the Board in writing that the adjustments are in their opinion fair and reasonable.

18.	Amendment to these Plan Rules and Awards granted

18.1	Amendment to these Plan Rules: Subject to Clause 18.4, the Board (excluding any Authorized Committee for the purpose of this Clause 18 unless otherwise directly instructed, authorized or approved by the Board) may amend any of the provisions of these Plan Rules (other than provisions relating to the Mandate Limit) at any time, save for any change of the provisions of any Grant Letter in respect of any granted Award which is governed by Clause 18.5.

18.2	Listing: Subject to the provisions of this Clause 18, the Board may at any time by resolution amend or alter the Plan in any way to the extent necessary or desirable, in the opinion of the Board to cause the Plan to comply with, or take into account, any statutory provision or the provision or the regulations of any regulatory or other relevant authority or body or if such amendment or alteration is necessary or desirable in the context of a Listing.

18.3	Accrued rights not affected: No alteration of these Plan Rules will operate to affect adversely any right which any Award Holder has accrued on that date before the effective date of such resolution, save to the extent any such alteration is made to cause these Plan Rules to comply with the relevant requirements of all laws, rules and regulations.

18.4	Compliance with applicable laws: The amended terms of these Plan Rules and the Awards shall comply with the relevant requirements of all laws, rules and regulations (including the Listing Rules).

18.5	Amendment to Grant Letter in respect of an Award: Any amendment to the terms of a Grant Letter in respect of an Award granted may be made with the written consent of the Board and the Award Holder, save where the amendments take effect automatically under the terms of these Plan Rules or the Grant Letters, or to the extent any such amendment is made to cause these Plan Rules and the transactions contemplated hereunder to comply with the relevant requirements of all laws, rules and regulations (in which case the written consent of the Award Holder is not required), or to the extent any such amendments are made to correct a manifest error, provided that the amendments shall be consistent with the terms of these Plan Rules and no amendment shall be made if it would result in the Mandate Limit being exceeded.

19.	Cancellation and exchange of Awards

Cancellation: The Board may at any time with the consent of and on such terms as may be agreed with the Award Holder cancel any Awards (of part thereof) previously granted but which have not yet Vested or have only partly Vested and offer the Award Holder new awards of an equivalent value in the Company under this Plan or another company pursuant to a different equity incentive plan (as applicable). Where the Company cancels Awards and offers new Awards under this Plan to the same Award Holder, the offer of such new Awards may only be made with available Shares to the extent not yet granted within the limits approved by Shareholders prescribed by Clause 14.

20.	Miscellaneous

20.1	Costs: The Company will bear the costs of establishing and administering this Plan.

20.2	Not part of service or employment contract: This Plan does not form part of any contract of employment or services between (a) the Company and any Eligible Person; or (b) the Employer and any Eligible Person. The rights and obligations of any Eligible Person under the terms of his employment or provision of services will not be affected by his participation in this Plan. Subject to applicable laws, rules and regulations, this Plan does not give any Eligible Person any additional rights to compensation or damages in consequence of the termination of such employment or office or provision of service for any reason.

20.3	No legal or equitable right: This Plan will not confer on any person any legal or equitable right (other than those constituting the Awards themselves) against any member of the Group or any member of the PCG Group directly or indirectly or, other than in relation to the rights attached to the Awards themselves, give rise to any cause of action at law or in equity against any member of the Group or any member of the PCG Group.

20.4	No right to participate: The grant of Awards on a particular basis in any year does not create any right to the grant of Awards on the same basis, or at all, in any future year. Participation in this Plan at any time does not imply any right to participation, or be considered for participation later.

20.5	Notification of the terms of these Plan Rules: The Board will provide a copy of these Plan Rules to each Participant. The Board will inform each Award Holder of any changes in the terms of these Plan Rules during the life of this Plan as soon as practicable upon such changes taking effect.

20.6	Personal data: By participating in this Plan, each Eligible Person, Participant and Award Holder consents to the collection, holding, processing and transfer (both within Hong Kong and other countries and territories outside of Hong Kong) of any personal information which could identify an Eligible Person, Participant or Award Holder, including, but not limited to, date of birth, home and work address, telephone numbers, e-mail addresses, nationality, tax residency, social security number (or equivalent) or details of the grants made under the Grant Letter (any or all such information being “Personal Data”) by the Group and the PCG Group for all purposes connected with the operation and administration of this Plan, including but not limited to:

(a)	administering and maintaining records;

(b)	providing information to the Company’s advisers, registrars or brokers or any third party administrators, including, without limitation the Central Clearing and Settlement System of Hong Kong Securities Clearing Company Limited;

(c)	providing information to future purchasers of the Company or the business in which the Award Holder, Participant or Eligible Person works;

(d)	transferring Personal Data to a person or entity who is resident in a country or territory outside of Hong Kong that may not provide the same statutory protection for the information as Hong Kong; and

(e)	where required by any applicable law or regulation, transferring Personal Data to governmental or regulatory authorities or courts (including, without limitation, The Stock Exchange of Hong Kong Limited, the Securities and Futures Commission and the tax and foreign exchange authorities in the Cayman Islands).

An Eligible Person, Participant or Award Holder may freely decide whether or not to provide Personal Data to the Group and the PCG Group, but the offer of the Award will be deemed to have been irrevocably declined and will lapse if an Eligible Person, Participant or Award Holder chooses not to provide such Personal Data to the Group and the PCG Group.

20.7	Notice: Any notice or other communication to a Participant or Award Holder may be sent by prepaid post or email to his/her postal address, home address or work e-mail address according to the records of his/her Employer or such other address as the Board considers appropriate.

Any notice or other communication to the Company may be sent by prepaid post or personal delivery to the Group Human Resources Department at the Hong Kong office address or such other address as notified to the Award Holders from time to time or by email to the Group Human Resources Department.

Any notice or other communication served by the Company, an Employer, a Participant or an Award Holder will: (a) if served by post or delivered by hand, be deemed to be served when delivered; and (b) if served by email, be deemed to be served at the time the email enters into and is accepted by the email server of the recipient.

20.8	Consent and registration: A Participant or Award Holder must obtain any governmental, regulatory or other official consent and file all necessary registrations that may be required by any country or jurisdiction in order to permit the acceptance, Vesting, exercise or Delivery of his Award(s). The Company and the Board will not be responsible for any failure by a Participant or Award Holder to obtain any such consent or to file any such registration. The Company will not issue any Shares to an Award Holder unless, if so requested by the Board, the Award Holder proves to the satisfaction of the Board that all such consents or registrations have been obtained or filed. Each Participant or Award Holder indemnifies and holds harmless the Group and the PCG Group against any action, claim, demand, investigation, loss, liability, damages or fine made or brought and all costs, fees and expenses relating thereto against any member of the Group and any member of the PCG Group which results or may have resulted from his failure to obtain the necessary consents and file the necessary registrations.

20.9	Tax: A Participant or Award Holder must pay all taxes and discharge all other liabilities to which he may become subject as a result of his participation in this Plan, Vesting, exercise and Delivery of any Award. The Company will not be responsible for any tax or other liability to which a Participant or Award Holder may become subject as a result thereof.

20.10	Withholding: Each of the Company and the relevant Employer may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards or Shares. These arrangements may include the sale or reduction in the number of any Shares unless the Award Holder discharges the liability himself.

20.11	Directors’ right to vote: A Participant or Award Holder who is a director of the Company may, subject to and in accordance with the Articles and subject as otherwise provided in these Plan Rules, notwithstanding his interest (and notwithstanding he himself may be an Eligible Person), vote on any Board resolution concerning this Plan (other than in respect of his own participation and entitlements under this Plan) and may retain any benefit under this Plan.

20.12	No Third Party Rights: No provisions of these Plan Rules shall be enforceable by virtue of the Contract (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong), by any person other the Company (including the Board), the Employer and the Award Holders.

20.13	Severability: If any provision of these Plan Rules is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in these Plan Rules but without invalidating any of the remaining provisions of these Plan Rules. Any provision of these Plan Rules held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

20.14	Confidentiality: Each Participant or Award Holder, as the case may be, shall treat as strictly confidential all information contained in, or obtained by him in accordance with or in relation to, these Plan Rules (including any notices, letters, agreements and other documents referred to herein) and any events or matters referred to herein or therein, except where such information is already in the public domain. Each Participant or Award Holder, as the case may be, shall not, save with the written consent of the Board, at any time disclose or divulge to any person any such information and shall use his best endeavours to prevent the publication or disclosure of any such information.

20.15	Governing law: This Plan (including these Plan Rules) and all Awards granted under this Plan will be governed by and construed in accordance with the laws of Hong Kong.

20.16	Arbitration:

(a)	subject to Clause 5.3, any dispute, controversy or claim arising out of or in connection with these Plan Rules or the operation of the Plan, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the HKIAC Administered Arbitration Rules, which are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The place of arbitration shall be Hong Kong. The language to be used in the arbitral proceedings shall be English;

(b)	the expenses of the arbitration shall be borne as determined by the arbitral tribunal; and

(c)	the parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority or to any regulatory authority.

Appendix to Senior Executive Options Plan – Supplemental Rules for U.S. Individuals

This Appendix (the “Appendix”) shall apply for each individual who is (i) a Participant and (ii) resident in the United States or subject to U.S. taxation (a “U.S. Participant”). In the event that an Award Holder becomes a U.S. Participant after the grant of an Award, such Award shall be modified in a manner consistent with this Appendix. Words and phrases in this Appendix shall have the same meaning as defined in the Plan Rules, except as provided below. To the extent there is any conflict between the Plan Rules and this Appendix, the terms of this Appendix shall prevail.

1.1	Awards granted to or otherwise held by U.S. Participants are intended to satisfy the stock rights exemptions provided in Treasury Regulation § 1.409A-1(b)(5)(i) and to be exempt from Section 457A of the United States Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”) (Section 409A of the Code hereinafter referred to as “Section 409A”) and Section 457A of the Code (Section 457A of the Code hereinafter referred to as “Section 457A”). Notwithstanding any other provision of the Plan Rules or a U.S. Participant’s Grant Letter, if at any time the Board determines that a U.S. Participant’s Award (or any portion thereof) may be subject to Section 409A or Section 457A, the Board shall have the right in its sole discretion (without any obligation to do so or to indemnify the U.S. Participant or any other person for failure to do so) to adopt such amendments to the Plan or such Grant Letter, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Board determines are necessary or appropriate for such Award to be exempt from the application of Section 409A and Section 457A and to preserve the intended tax treatment of the benefits provided with respect to the Award. The Group shall have no obligation under this Section 1.1 of the Appendix or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A or Section 457A with respect to any Award and shall have no liability to any U.S. Participant or any other person if any Award, compensation or other benefit under the Plan is determined to constitute non-compliant deferred compensation subject to the imposition of taxes, penalties and/or interest under Section 409A or Section 457A.

1.2	Notwithstanding anything to the contrary in Clause 13.4, Awards for U.S. Participants may not be settled with a Cash Payment.

1.3	The treatment of Awards held by U.S. Participants in connection with any of the events described in Clause 16 or Clause 17 shall be effected in compliance with Section 409A and Section 457A and no adjustments to an Award or the Exercise Price thereof may be made if such adjustment would result in the imposition of penalties under Section 409A or Section 457A.